Exhibit 10.4

June 23, 2006

Dear Brian:

On behalf of Amazon Global Resources, Inc. (the Company), I am very pleased to offer you the position of Senior Vice President of Ecommerce Platform. This offer is contingent upon the completion of a background check and the Company’s review of your background check results and on the satisfactory completion of reference checks. This letter clarifies and confirms the terms of your employment with the Company.

Start Date and Salary

Unless we mutually agree otherwise in writing, you will commence employment on September 11, 2006, Your starting salary will be $150,000 annualized, payable in accordance with the Company’s standard payroll practice and subject to applicable withholding taxes. Because your position is exempt from overtime pay, your salary will compensate you for all hours worked.

Signing Bonus

In appreciation for your decision to join us, the Company will pay you a $1,700,000 signing bonus during your first year of employment, which will be paid in twelve monthly installments, starting at the end of your first month, subject to your continued employment. If you are employed with the Company on the one-year anniversary of your hire date, the company will pay you a second bonus in the amount of $500,000 during your second year of employment, which will be paid in twelve monthly installments, subject to your continued employment. Both bonuses will be payable in accordance with the Company’s standard payroll practice and subject to applicable withholding taxes. If your employment with the Company is terminated for any reason during your first two years of employment, any monthly payments will cease after the date of termination.

Relocation

For information about your relocation benefits, please review the attached document. If your employment with the Company is terminated for any reason prior to the first anniversary of your start date, you will be responsible for reimbursing the Company for any relocation expenses paid to you or incurred by the Company on your behalf, on a pro-rated monthly basis.

Benefits

You will also be entitled, during the term of your employment, to such vacation, medical and other employee benefits as the Company may offer from time to time, subject to applicable eligibility requirements. The Company does reserve the right to make any modifications in this benefits package that it deems appropriate. Please refer to the enclosed benefits documents for more information. You are eligible to participate in Amazon.com’s 401(k) plan following receipt of a PIN number and Information Packet from the plan administrator. You are also eligible to enroll in our major medical plan on the first day of the month coincident with or following the commencement of your employment.

Restricted Stock Unit Award

Subject to Board of Directors’ approval, you will be granted a restricted stock unit award with respect to 400,000 shares of Amazon.com common stock. This award will vest and convert into shares of common stock at the rate of 20% after two years of employment and an additional 20% after every year of employment thereafter until fully vested. Your award will be documented by delivery to you of a Restricted Stock Unit Award Agreement specifying the terms and conditions of the award.

Customer Connection

You will participate in Amazon.com’s Customer Connection (“C2”) Program, which keeps our senior employees in direct contact with our customers. Under this program, you will work at our customer service center for two days during your first six months of employment and on a regular basis thereafter. You’ll also work at one of our fulfillment centers for three days during your first two years of employment. Please contact your Human Resources Generalist for more information.

Employment At Will

If you accept our offer of employment, you will be an employee-at-will, meaning that either you or the Company may terminate our relationship at any time for any reason, with or without cause. Any statements to the contrary that may have been made to you, or that may be made to you, by the Company, its agents, or representatives are superseded by this offer letter.

Confidentiality, Noncompetition and Invention Assignment Agreement

As a condition of your employment, you must sign the enclosed Confidentiality, Noncompetition and Invention Assignment Agreement (the “Agreement”). The Company’s willingness to grant you the restricted stock unit award referred to above is based in significant part on your commitment to fulfill the obligations specified in the Agreement.

You should know that the agreement will significantly restrict your future flexibility in many ways. For example, you will be unable to seek or accept certain employment opportunities for a period of 18 months after you leave the Company. Please review the agreement carefully and, if appropriate, have your attorney review it as well.

Employment Eligibility

To comply with immigration laws, you must provide Amazon.com with evidence of your identity and eligibility for employment in the United States no later than three (3) business days of your date of hire. Please bring this documentation to your new hire orientation. If you are in visa status, you also must provide new or renewed evidence of your eligibility for employment immediately prior to or upon expiration of your visa authorization.

Additional Provisions

If you accept this offer, the terms described in this letter will be the terms of your employment, and this letter supersedes any previous discussions or offers. Any additions to or modifications of these terms must be in writing and signed by you and an officer of the Company.

If you wish to accept employment with the Company, please indicate so by signing both copies of this letter and both copies of the enclosed Confidentiality, Noncompetition and Invention Assignment Agreement, retaining one of each for your files. This offer and all terms of employment stated in this letter will expire three weeks from the date of this letter. We are very excited about the possibility of you joining us. I hope that you will accept this offer and look forward to a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter.

Sincerely,

/s/ Jeffrey P. Bezos
Jeffrey P. Bezos Founder & CEO

ACCEPTANCE

I accept employment with Amazon Global Resources, Inc. under the terms set forth in this letter:

/s/ Brian Valentine	6/27/06
Signature	Date
Brian Valentine